Exhibit 16.1

                       Letter from Tschopp, Whitcomb & Orr



                          TSCHOPP, WHITCOMB & ORR, P.A.
                     2600 Maitland Center Parkway, Suite 330
                             Maitland, Florida 32751




November 18, 2004


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


To Whom It May Concern:

This is to confirm that the client-auditor relationship between VoIP, Inc. (Commission File Number 000-28985) and Tschopp, Whitcomb & Orr, P.A. has ceased. We have read and agree with the revised disclosures in Item 4.01 of the Company's recently filed Form 8-K dated November 18, 2004.

Sincerely,


/s/ Tschopp, Whitcomb & Orr, P.A.
---------------------------------
Tschopp, Whitcomb & Orr, P.A.


cc: Mr. Steven Ivester
    Chief Executive Officer
    VoIP, Inc.
    12330 SW 53rd Street, Suite 712
    Ft. Lauderdale, FL  33330